Filed Pursuant to Rule 433

Registration No. 333-141491

June 3, 2008

KINDER MORGAN ENERGY PARTNERS, L.P.

5.950% Senior Notes due 2018 (Re-opening)

Issuer:	Kinder Morgan Energy Partners, L.P.
Ratings:	Baa2 (Stable) / BBB (Stable) / BBB (Stable)
Note type:	Senior Unsecured Notes
Maturity:	10 years
Minimum denomination:	$1,000
Pricing date:

June 3, 2008

The notes constitute a further issuance of, will form a single series with, will have the same CUSIP number as and will trade interchangeably with the $600 million aggregate principal amount of 5.95% senior notes due 2018 issued by the Issuer on February 12, 2008

Settlement date:	June 6, 2008
Maturity date:	February 15, 2018
Principal amount:	$375,000,000
Benchmark:	T 3.875% due 5/15/18
Benchmark yield:	3.886%
Re-offer spread:	+ 230 bps
Re-offer yield to maturity:	6.186%
Coupon:	5.950%
Public offering price:	98.287% plus $7,065,625 accrued interest from February 12, 2008 to the settlement date
Optional redemption:	Make whole call T+ 40 bps
Interest payment dates:	February 15 and August 15, beginning August 15, 2008
CUSIP / ISIN:	494550AY2 / US494550AY25
Joint Bookrunning Managers:	Wachovia Capital Markets, LLC Banc of America Securities LLC Deutsche Bank Securities Inc.
Senior Co-Managers:	DnB NOR Markets, Inc. Goldman, Sachs & Co. Lazard Capital Markets LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Greenwich Capital Markets, Inc. SunTrust Robinson Humphrey, Inc.
Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Commerzbank Capital Markets Corp. Daiwa Securities America Inc.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Wachovia Capital Markets, LLC at (800) 326-5897, Banc of America Securities LLC toll-free at 1-800-294-1322 and Deutsche Bank Securities Inc. at (800) 503-4611.

KINDER MORGAN ENERGY PARTNERS, L.P.

6.950% Senior Notes due 2038 (Re-opening)

Issuer:	Kinder Morgan Energy Partners, L.P.
Ratings:	Baa2 (Stable) / BBB (Stable) / BBB (Stable)
Note type:	Senior Unsecured Notes
Maturity:	30 years
Minimum denomination:	$1,000
Pricing date:

June 3, 2008

The notes constitute a further issuance of, will form a single series with, will have the same CUSIP number as and will trade interchangeably with the $850 million aggregate principal amount of 6.95% senior notes due 2038 issued by the Issuer on June 21, 2007 and February 12, 2008

Settlement date:	June 6, 2008
Maturity date:	January 15, 2038
Principal amount:	$325,000,000
Benchmark:	T 5.000% due 5/15/37
Benchmark yield:	4.593%
Re-offer spread:	+ 240 bps
Re-offer yield to maturity:	6.993%
Coupon:	6.950%
Public offering price:	99.455% plus $8,846,771 accrued interest from January 15, 2008 to the settlement date
Optional redemption:	Make whole call T+ 30 bps
Interest payment dates:	January 15 and July 15, beginning July 15, 2008
CUSIP / ISIN:	494550AW6 / S494550AW68
Joint Bookrunning Managers:	Wachovia Capital Markets, LLC Banc of America Securities LLC Deutsche Bank Securities Inc.
Senior Co-Managers:	DnB NOR Markets, Inc. Goldman, Sachs & Co. Lazard Capital Markets LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Greenwich Capital Markets, Inc. SunTrust Robinson Humphrey, Inc.
Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Commerzbank Capital Markets Corp. Daiwa Securities America Inc.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Wachovia Capital Markets, LLC at (800) 326-5897, Banc of America Securities LLC toll-free at 1-800-294-1322 and Deutsche Bank Securities Inc. at (800) 503-4611.